Exhibit 99.3

On May 16, 2014, Bank of the Ozarks, Inc. (the “Company”) completed its acquisition of Summit Bancorp, Inc. (“Summit”) and its wholly-owned bank subsidiary, Summit Bank, pursuant to a previously announced agreement and plan of merger dated January 30, 2014 (the “Merger Agreement”) whereby Summit merged with and into the Company and Summit Bank merged with and into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks (the “Bank”), effective May 16, 2014. Pursuant to the terms of the Merger Agreement, the Company issued approximately 2.88 million shares of its common stock and approximately $42.4 million in cash for all outstanding shares of Summit common stock.

The following unaudited pro forma combined consolidated financial statements as of and for the three months ended March 31, 2014 combine the historical consolidated financial statements of the Company and Summit. The unaudited pro forma combined consolidated financial statements give effect to the Summit merger as if it had occurred on March 31, 2014 with respect to the unaudited pro forma combined consolidated balance sheet and on January 1, 2013 with respect to the unaudited pro forma combined consolidated income statement.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual results of operations or financial condition would have been had the transaction described above occurred on the dates indicated, nor does it purport to represent the future results of operations or financial condition of the Company.

The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2014

	Bank of the Ozarks, Inc. Historical	Summit Bancorp, Inc. Historical	Pro forma Adjustments (a)		Pro forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$187,101	$70,383	$(42,440)	(b)	$211,242
			(3,802)	(c)
Federal funds sold and interest earning assets	1,250	55,829	(150)	(d)	56,929

Cash and cash equivalents	188,351	126,212	(46,392)		268,171
Investment securities	687,661	254,416	(170)	(d)	941,907
Loans and leases, including purchased non-covered loans	3,267,036	751,815	(32,086)	(e)	3,986,765
Loans covered by FDIC loss share agreements	304,955	-	-		304,955
Allowance for loan and lease loses	(43,861)	(13,283)	13,283	(f)	(43,861)

Net loans	3,528,130	738,532	(18,803)		4,247,859
FDIC loss share receivable	57,782	-	-		57,782
Premises and equipment, net	254,973	13,939	(966)	(g)	267,946
Foreclosed assets not covered by FDIC loss share agreements	17,076	3,168	(1,193)	(e)	19,051
Foreclosed assets covered by FDIC loss share agreements	43,793	-	-		43,793
Accrued interest receivable	15,486	4,440	-		19,926
Bank owned life insurance	144,601	33,292	-		177,893
Goodwill	5,243	-	89,084	(h)	94,327
Other intangible assets, net	15,750	-	11,844	(i)	27,594
Other, net	70,047	9,424	8,776	(j)	88,247

Total assets	$5,028,893	$1,183,423	$42,180		$6,254,496

Liabilities and Stockholders’ Equity
Deposits:
Demand non-interest bearing	$886,341	$152,590	$-		1,038,931
Savings and interest bearing transaction	2,199,545	457,880	-		2,657,425
Time	830,318	375,976	5,100	(k)	1,211,394

Total deposits	3,916,204	986,446	5,100		4,907,750
Repurchase agreements	51,140	11,324	-		62,464
Other borrowings	280,885	42,563	3,200	(l)	326,648
Subordinated debentures	64,950	-	-		64,950
FDIC clawback payable	26,202	-	-		26,202
Accrued interest payable and other liabilities	32,842	2,711	4,501	(m)	40,054

Total liabilities	4,372,223	1,043,044	12,801		5,428,068

Stockholders’ equity:
Common stock	369	62	(62)	(n)	398
			29	(b)
Additional paid-in capital	147,584	60,260	(60,260)	(n)	317,313
			169,729	(b)

Retained earnings	502,044	79,183	(79,183)	(n)	502,044
Accumulated other comprehensive income	3,211	905	(905)	(n)	3,211
Treasury stock	-	(31)	31	(n)	-

Total stockholders’ equity before noncontrolling interest	653,208	140,379	29,379		822,966
Noncontrolling interest	3,462	-	-		3,462

Total stockholders’ equity	656,670	140,379	29,379		826,428

Total liabilities and stockholders’ equity	$5,028,893	$1,183,423	$42,180		$6,254,496

Unaudited Pro Forma Combined Consolidated Income Statement

For the Three Months Ended March 31, 2014

	Bank of the Ozarks, Inc. Historical	Summit Bancorp, Inc. Historical	Unaudited Pro forma Adjustments (a)		Pro forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases, including purchased non-covered loans	$40,892	$8,843	$1,459	(o)	$51,194
Covered loans	9,405	-	-		9,405
Investment securities:
Taxable	2,360	478	-		2,838
Tax-exempt	4,397	1,257	-		5,654
Other	3	176	-		179

Total interest income	57,057	10,754	1,459		69,270
Interest expense:
Deposits	1,581	1,248	(400)	(p)	2,429
Repurchase agreements	12	7	-		19
Other borrowings	2,655	399	(250)	(q)	2,804
Subordinated debentures	413	-	-		413

Total interest expense	4,661	1,654	(650)		5,665

Net interest income	52,396	9,100	2,109		63,605
Provision for loan and lease losses	1,304	-	-		1,304

Net interest income after provision	51,092	9,100	2,109		62,301

Non-interest income
Service charges on deposit accounts	5,639	1,231	-		6,870
Mortgage lending income	954	111	-		1,065
Trust income	1,316	53	-		1,369
Bank owned life insurance income	1,130	226	-		1,356
Accretion of FDIC loss share payable, net of amortization of FDIC clawback payable	692	-	-		692
Other income from loss share and purchased non-covered loans	3,311	-	-		3,311
Net gains on investment securities	5	-	-		5
Gains on sales of other assets	974	-	-		974
Gain on merger and acquisition transaction	4,667	-	-		4,667
Other	1,672	172	-		1,844

Total non-interest income	20,360	1,793	-		22,153

Non-interest expense:
Salaries and employee benefits	17,689	4,593	-		22,282
Net occupancy and equipment	5,044	1,202	(50)	(r)	6,196
Other operating expenses	14,721	1,355	592	(s)	16,668

Total non-interest expenses	37,454	7,150	542		45,146

Income before taxes	33,998	3,743	1,567		39,308
Provision for income taxes	8,730	717	605	(t)	10,052

Net income	25,268	3,026	962		29,256
Net income attributable to noncontrolling interest	8	-	-		8

Net income available to common stockholders	$25,276	$3,026	$962		$29,264

Basic earnings per common share:
Earnings per share	$0.68	$0.49			$0.74
Weighted average shares outstanding (thousands)	36,901	6,138			39,784
Diluted earnings per common share:
Earnings per share	$0.68	$0.49			$0.73
Weighted average shares outstanding (thousands)	37,247	6,204			40,130

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

As of and for the Three Months Ended March 31, 2014

(a)	The unaudited pro forma combined consolidated financial statements as of and for the three months ended March 31, 2014 combine the historical consolidated financial statements of the Company and Summit Bancorp, Inc. (“Summit”). The unaudited pro forma combined consolidated financial statements give effect to the Summit merger as if it had occurred on March 31, 2014 with respect to the unaudited pro forma combined consolidated balance sheet and on January 1, 2013 with respect to the unaudited pro forma combined consolidated income statement.
(b)	This represents the estimated Summit merger consideration of $216.0 million, less the $3,802,420 payment made to the existing holders of options and SARs to terminate those agreements, consisting of 80% common stock of the Company and 20% cash. It is estimated that 2,883,119 shares of the Company’s $0.01 par value common stock are issued based on the average closing price for the ten consecutive trading days ending on the fifth business day preceding the closing of the merger of $58.88 per share.
(c)	This adjustment represents the aggregate payment made by Summit to holders of outstanding options and SARs in connection with the termination of Summit’s equity plan prior to closing.
(d)	This adjustment represents the Company’s estimate to record interest earning deposits to reflect a current market interest rate. This adjustment also represents the Company’s estimate to record Summit’s held-to-maturity investment securities portfolio to mark that portfolio to estimated fair value.
(e)	This adjustment represents the Company’s estimate of the necessary write-down of Summit’s loan portfolio and foreclosed assets to estimated fair value. The estimated purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $5.7 million of non-accretable credit adjustments and approximately $26.4 million of accretable interest rate adjustments. The estimated purchase accounting adjustment of approximately $1.2 million for the acquired foreclosed assets consists entirely of non-accretable adjustments. The weighted average maturity of these acquired loan portfolio is approximately 3.6 years.
(f)	This adjustment represents the elimination of Summit’s allowance for loan losses.
(g)	This adjustment represents the estimated fair value adjustments of Summit’s premises and equipment, including the estimated write-down of certain leasehold improvements.
(h)	This adjustment represents the estimated purchase price allocation for Summit, assuming the transaction closed on March 31, 2014, and is calculated as follows (in thousands):

Total purchase price	$216,000
Less: equity at book value	(140,379)
Elimination of allowance for loan losses	(13,283)
Current and deferred taxes and other assets	(8,776)
Estimated transaction costs and contract buyouts	4,501
Allocated to:
Investment securities and interest earning deposits	320
Loans and foreclosed assets	33,279
Core deposit intangible	(11,844)
Premises and equipment	966
Time deposits	5,100
Other borrowings	3,200

Goodwill	$89,084

(i)	This adjustment represents the Company’s estimate of the core deposit intangible asset to be recorded based on an independent third party appraisal.

(j)	This adjustment includes $8.8 million of current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes.
(k)	This adjustment represents the estimated write-up of assumed time deposits to reflect a current market rate of interest.
(l)	This adjustment represents the estimated write-up of assumed other borrowings to reflect a current market rate of interest.
(m)	This adjustment represents the accrual of certain costs and contract buyouts incurred in connection with the merger transaction. The details of such costs and contract buyouts are as follows (in thousands):

Financial advisor fee	$2,320
Estimated contract termination costs	1,635
Estimated attorneys and accountants fees	400
Non-compete agreement	81
Other transaction costs	65

Total costs	$4,501

(n)	This adjustment represents the elimination of the historical equity of Summit.
(o)	Upon the completion of the merger transaction, the Company will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the interest rate portion of the fair value adjustments will be accreted into earnings as an adjustment to the yield of such acquired loans. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in Q1 of 2014 assuming the Summit merger closed on January 1, 2013. The estimated accretion adjustments are approximately $8.2 million in year 1, approximately $5.8 million in year 2, approximately $4.6 million in year 3, approximately $3.4 million in year 4, approximately $1.6 million in year 5 and approximately $2.8 million thereafter.
(p)	Upon the completion of the merger transaction, the Company will evaluate the assumed time deposits to finalize the necessary fair value adjustment to reflect current interest rates for comparable deposits. This fair value adjustment will then be accreted into earnings as a reduction of the cost of such time deposits. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in Q1 of 2014 assuming the Summit merger transaction closed on January 1, 2013 and using a weighted-average maturity of approximately 1.4 years. The estimated accretion adjustments are approximately $2.6 million in year 1, approximately $1.6 million in year 2, approximately $0.7 million in year 3 and approximately $0.2 million in year 4.
(q)	This adjustment represents the estimated amount of accretion on approximately $42.3 million of Federal Home Loan Bank of Dallas (“FHLB - Dallas”) advances that would have been recorded as a reduction of interest expense in Q1 of 2014 assuming the Summit transaction closed on January 1, 2013. This accretion is based on the estimated prepayment penalty and fees of approximately $3.2 million obtained from the FHLB - Dallas and a weighted-average maturity of approximately 2.7 years. The estimated accretion adjustments are approximately $1.1 million in year 1, approximately $1.0 in million year 2, approximately $0.8 million in year 3 and approximately $0.3 million in year 4.
(r)	This adjustment represents the decrease in depreciation and amortization expense associated with the fair value adjustments during Q1 of 2014 assuming the Summit merger transaction closed on January 1, 2013. The estimated remaining useful lives of the acquired premises and equipment range from 3 to 40 years.
(s)	This represents the expected amortization during Q1 of 2014 of the core deposit intangible expected to be acquired in the Summit merger, assuming the transaction closed on January 1, 2013. The estimated useful lives of the acquired intangible asset is estimated to be five years.
(t)	This represents income tax expense on the pro forma adjustments at the Company’s statutory federal and state income tax rate of 38.6%.